NEW ENERGY CORPORATION OF INDIANA


                                                            March 27, 1996

Mr. Donald Inks
Business And Development Corporation
1200 County-City Building
South Bend, Indiana 46601

Re: New Energy Company of Indiana Limited Partnership

Dear Don:

On January 30, 1996, New Energy Company of Indiana Limited Partnership (the "Company") informed the Business Development Corporation ("BDC") that it expected to experience a significant drain on its cash reserves during 1996, as the result of a 50% increase in the price the Company pays for corn. Since the date of that letter New Energy has been involved in discussions with the Department of Energy ("DOE") and BDC over a temporary deferral of debt service payments to help the Company withstand this critical period. On March 25, 1996, New Energy met with representatives of DOE to finalize the terms of a debt service assistance agreement which would allow the Company to defer principal and interest payments on Note A during the period January 1, 1996, through September 30, 1996. Under the terms of the agreement with DOE, deferred payments will be added to the outstanding balance of Note B and repaid on a cashflow basis.

As you are aware from our prior discussions, the agreement with DOE is contingent upon an agreement being reached with BDC that is on substantially the same terms. With this goal in mind the Company and BDC propose the following terms for a deferral of principal and interest payments during the period January 1, 1996 through September 30, 1996.

Notwithstanding any provision to the contrary in the Loan Agreement between South Bend Development Corporation and the Company dated October 14, 1982 as amended by an Amendment to Loan Agreement dated February, 1990 ("Loan Agreement") and in any of the Promissory Notes and Amendments to Promissory notes issued thereunder ("Notes"), the Company and the BDC agree as follows:

            20 Cedar Street, Suite 304, New Rochelle, New York 10801
                  914-633-5454 / 800-526-8947 Fax: 914-633-5695


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Page 2
March 27, 1996

1. The obligation of the Company to make principal and interest payments in the amount of $65,135.40 each and $4,741.49 each due on February 1, 1996; May 1, 1996 and August 1, 1996, on the Notes (collectively the "Deferred Payments") shall be deemed satisfied upon the execution of Note 3 as hereinafter defined.

2. On each of February 1, 1996; May 1, 1996 and August 1, 1996, the Deferred Payments shall be added to a new note ("Note 3") to be entered into by the Company and BDC. Note 3 shall be in the same form as Notes 1 and 2.

3.   Note 3 shall accrue interest at a rate of 6 percent per annum.

4.   During the period January 1, 1996 through September 30, 1996 interest on
     Note 3 shall be compounded monthly.

5. Commencing on October 1, 1996 and continuing through November 1, 1999, monthly payments of $6,193.79 will be paid on Note 3.

6. Effective as of October 1, 1996, the Company's obligation to make quarterly payments as set forth in the Loan Agreement and the Notes shall recommence.

7. The provisions contained in this letter agreement are contingent upon the Company obtaining a deferral from the DOE of its monthly loan repayment obligations until September 30, 1996.

8. This letter agreement shall be deemed to be an amendment of the Loan Agreement. Except as otherwise provided herein, all the terms and provisions of the Loan Agreement shall remain in full force and effect.

                                          NEW ENERGY COMPANY OF INDIANA
                                          LIMITED PARTNERSHIP BY ITS
                                          GENERAL PARTNER NEW ENERGY
                                          CORPORATION OF INDIANA

                                          By:   /s/ ANTHONY R. CORSO
                                          Its:  Executive Vice President

Acknowledged and agreed to:

THE BUSINESS DEVELOPMENT CORPORATION
By:   /s/ ROBERT A. HENRY
Its:  Secretary